THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

April 26, 2007

Private Asset Management Fund

11995 El Camino Real Suite 303

San Diego, CA 92130

Re:  Private Asset Management Fund, File Nos. 333-84500 and 811-21049

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to Private Asset Management Fund’s Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine

THOMPSON HINE LLP